Exhibit 10.3

SECURITIES PURCHASE AGREEMENT

BETWEEN

MALEX, INC.

AND

BARRON PARTNERS LP

AND

THE OTHER INVESTORS NAMED HEREIN

DATED

November 13, 2007

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of November, 2007 between Malex, Inc., a Delaware corporation (the “Company”), and Barron Partners LP, a Delaware limited partnership (“Barron”), and any other investors named on the signature page of this Agreement (together with Barron, the “Investors” and each an “Investor”).

RECITALS:

WHEREAS, the Investors wish to purchase from the Company, upon the terms and subject to the conditions of this Agreement, for the Purchase Price, as hereinafter defined, one or more convertible notes (the “Notes”) in the aggregate principal amount of $5,525,000, which Notes are convertible into either

(a) an aggregate of (i) 14,787,135 shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), with each share of Series A Preferred Stock being initially convertible into one (1) share of the Company’s common stock, par value $.001 per share (“Common Stock”), subject to adjustment, and (ii) common stock purchase warrants (the “Warrants”) to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; or

(b) an aggregate of (i) 14,787,135 shares of the Common Stock, subject to adjustment, and (ii) Warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; or

(c) if the Restated Certificate and the Certificate of Designation, as hereinafter defined, shall not have been filed as required by this Agreement and the Note, 33,616,891shares of Common Stock; and

WHEREAS, each Investor is purchasing Notes in the principal amount set forth in Schedule A of this Agreement;

WHEREAS, contemporaneously with the Closing, the Company is acquiring all of the issued and outstanding capital stock of Fulland Limited, a Cayman Islands corporation (“Fulland”), which is the sole stockholder of Greenpower Environmental Technologies Co., Ltd., a corporation organized under the laws of the Peoples’ Republic of China as a wholly foreign owned enterprise (“Greenpower”); and

WHEREAS, Greenpower is a party to agreements with Huayang Dye Machine Co., Ltd. (“Dye Co.”) and Huayang Electricity Power Equipment Co., Ltd. (“Power Co.”) and, together with Dye Co., collectively, the “PRC Companies”), pursuant to which Greenpower has the right to advise, consult, manage and operate the PRC Companies and collect and own all of their net profits, and, pursuant to a proxy and voting agreement and a voting trust and escrow agreement, the stockholders of the PRC Companies have vested their voting control over the PRC Companies to Greenpower; and

WHEREAS, the parties intend to memorialize the terms on which the Company will sell to the Investors and the Investors will purchase the Securities;

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1

INCORPORATION BY REFERENCE AND DEFINITIONS

1.1 Incorporation by Reference. The foregoing recitals and the Exhibits and Schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2 Supersedes Other Agreements. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties, shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company’s principal office.

1.3 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

1.3.1 “4.9% Limitation” has the meaning set forth in Section 2.1.3 of this Agreement.

1.3.2 “1933 Act” means the Securities Act of 1933, as amended.

1.3.3 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3.4 “Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.5 “Articles” means the certificate of incorporation of the Company, as the same may be amended from time to time.

1.3.6 “Authorized Stock Proviso” has the meaning set forth in Section 4.4.3 of this Agreement.

1.3.7 “Bylaws” means the bylaws of the Company, as the same may be amended from time to time.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

1.3.8 “Certificate of Designation” means the certificate of the rights, preferences and privileges, subject to the limitations, with respect to the Series A Preferred Stock. The Certificate of Designation shall be in substantially the form of Exhibit A to this Agreement.

1.3.9 “Closing” means the consummation of the transactions contemplated by this Agreement, all of which transactions shall be consummated contemporaneously with the Closing.

1.3.10 “Closing Date” means the date on which the Closing occurs.

1.3.11 “Closing Escrow Agreement” shall mean the agreement between the Company, the Investors and the Escrow Agent pursuant to which securities are deposited into escrow to be held as provided in Section 6 of this Agreement. The Closing Escrow Agreement shall be in substantially the form of Exhibit B to this Agreement.

1.3.12 “Common Stock” means the Company’s common stock, which is presently designated as the common stock, par value $.00002 per share. Pursuant to the Restated Certificate, the par value will be changed to $.001 per share.

1.3.13 “Company’s Governing Documents” means the Articles and Bylaws.

1.3.14 “Delaware Law” shall mean the Delaware General Corporation Law.

1.3.15 “EBITDA” means consolidated earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

1.3.16 “Escrow Agreement” means the Escrow Agreement dated November 6, 2007, among the Company, Barron Partners and Sichenzia Ross Friedman Ference LLP, as Escrow Agent.

1.3.17 “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors of and consultants (other than consultants whose services relate to the raising of funds) of the Company pursuant to any stock or option plan that was or may be adopted by a majority of independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder and pursuant to the Registration Rights Agreement, the Notes, the Warrants and the Certificate of Designation and any other options, warrants or convertible securities which are outstanding on after completion of the Closing, and (c) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business which the Company’s board of directors believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

1.3.18 “GAAP” means United States generally accepted accounting principles consistently applied.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

1.3.19 “Make-Good Note” shall mean the note issued pursuant to Section 6.15.9 of this Agreement, and shall be in substantially the form of Exhibit C to this Agreement.

1.3.20 “Material Adverse Effect” means any adverse effect on the business, operations, properties or financial condition of the Company or any of its Subsidiaries that is material and adverse to the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company or any Subsidiary to perform any of its material obligations under this Agreement, the Registration Rights Agreement or the Warrants or to perform its obligations under any other material agreement.

1.3.21 “Note(s)” shall have the meaning set forth in the introductory paragraph of this Agreement and shall be in substantially the form of Exhibit D to this Agreement.

1.3.22 “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

1.3.23 “PRC Agreements” shall mean the agreements between Greenpower and the PRC Companies.

1.3.24 “PRC Company Stockholders” shall mean the stockholders of the PRC Companies, which, as of the date of this Agreement, are WU Jianhua and TANG Lihua, as to Dye Co. and TANG Lihua, WU Haoyang (WU Jianhua’s son) and Dye Co., as to Power Co.

1.3.25 “Preferred Stock” means the preferred stock, par value $.001 per share, as created by the Restated Certificate.

1.3.26 “Pre-Tax Income” means income before income taxes determined in accordance with GAAP plus (a) any charges relating to the transaction contemplated by this Agreement and the Registration Rights Agreement and the other Transaction Documents, including the issuance of the Note and any other securities issuable pursuant to this Agreement, the Note and the Registration Rights Agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-Tax Income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP.

1.3.27 “Proxy Statement” means a proxy statement filed with the SEC pursuant to Section 14(a) of the 1934 Act which seeks stockholder approval of the Restated Certificate or an information statement pursuant to Section 14(c) of the 1934 Act advising stockholders that the holders of a majority of the shares of Common Stock have approved the Restated Certificate, whichever shall be appropriate.

1.3.28 “Purchase Price” means the $5,525,000 to be paid by the Investors to the Company for the Securities.

1.3.29 “Registration Rights Agreement” means the registration rights agreement between the Investor and the Company in substantially the form of Exhibit E to this Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

1.3.30 “Registration Statement” means the registration statement under the 1933 Act to be filed with the SEC for the registration of the Shares pursuant to the Registration Rights Agreement.

1.3.31 “Related Companies” shall mean Fulland, Greenpower and the PRC Companies, each of which is a “Related Company.”

1.3.32 “Restated Certificate” means the restated certificate of incorporation which is in substantially the form of Exhibit F to this Agreement.

1.3.33 “Restricted Stockholders” shall have the meaning set forth in Section 6.16 of this Agreement.

1.3.34 “Restriction Termination Date” shall mean the date on which the Investors shall have (a) converted all Notes and shares of Series A Preferred Stock and exercised all Warrants (other than Warrants that shall have expired unexercised) and (b) sold the underlying Shares in the public market.

1.3.35 “Restriction Termination Date at 90%” shall mean the date on which the Investors shall have (a) converted Notes and shares of Series A Preferred Stock and exercised Warrants (other than Warrants that shall have expired unexercised) and (b) sold 90% of the Total Shares.

1.3.36 “Securities” means the Note, the shares of Series A Preferred Stock, the Warrants and the Shares.

1.3.37 “SEC” means the Securities and Exchange Commission.

1.3.38 “SEC Documents” means, at any given time, the Company’s latest Form 10-K or Form 10-KSB and all Forms 10-Q or 10-QSB and 8-K and all proxy statements or information statements filed between the date the most recent Form 10-K or Form 10-KSB was filed and the date as to which a determination is being made.

1.3.39 “Series A Preferred Stock” means the shares of Series A Preferred Stock having the rights, preferences and privileges and subject to the limitations set forth in the Certificate of Designation.

1.3.40 “Shares” means, collectively, the shares of Common Stock issued or issuable (i) upon conversion of the Notes or Series A Preferred Stock and (ii) upon exercise of the Warrants.

1.3.41 “Subsidiary” means an entity in which the Company and/or one or more other Subsidiaries directly or indirectly own either 50% of the voting rights or 50% of the equity interests.

1.3.42 “Subsequent Financing” means any offer and sale of shares of Preferred Stock or debt that is initially convertible into shares of Common Stock or otherwise senior or superior to the Series A Preferred Stock.

1.3.43 “Target Number” has the meaning set forth in Section 6.15.2 of this Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

1.3.44 “Total Shares” means the number of shares of Common Stock as have been or would be issued upon conversion of the Notes and the Series A Preferred Stock and Warrants issuable upon conversion of the Notes. The number of Total Shares shall be adjusted to reflect any change in the conversion price of the Notes or Series A Preferred Stock and the expiration of any Warrants.

1.3.45 “Transaction Documents” means this Agreement, all Schedules and Exhibits attached hereto, the Notes, the Certificate of Designation, the Warrants, the Registration Rights Agreement, the Closing Escrow Agreement and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby.

1.3.46 “Unsold Shares” means the difference between (a) the number of shares of Series A Preferred Stock which were initially issued upon conversion of the Notes and (b) the number of shares of Series A Preferred Stock, regardless of when such shares were issued, which have been converted into Common Stock with the Common Stock having been sold.

1.3.47 “Warrants” means the common stock purchase warrants in substantially the forms of Exhibits G-1, G-2 and G-3 to this Agreement.

1.4 References. All references in this Agreement to “herein” or words of like effect, when referring to preamble, recitals, article and section numbers, schedules and exhibits shall refer to this Agreement unless otherwise stated.

1.5 Value of Series A Preferred Stock. Whereever this Agreement provides for the delivery of shares of Series A Preferred Stock in satisfaction of an obligation under this Agreement, a share of Series A Preferred Stock shall have a value equal to its liquidation preference as set forth in the Certificate of Designation.

Article 2

SALE AND PURCHASE OF NOTES; PURCHASE PRICE

2.1 Sale of Notes.

2.1.1 Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investors, and each Investor severally agrees to purchase from the Company, on the Closing Date, Notes for portion of the Purchase Price set forth after the Investor’s name on Schedule A to this Agreement in the principal amount set forth in said Schedule A. At or prior to the Closing each Investor shall wire the Investor’s portion of the Purchase Price to the Escrow Agent, who shall release the Purchase Price to the Company upon receipt of instructions from the Investor and the Company as provided in the Escrow Agreement. The Company shall cause the Notes to be issued to the Investors upon the release of the Purchase Price to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.1.2 The Notes shall be convertible into Preferred Stock and Warrants, or Common Stock and Warrants or Common Stock in the manner set forth in the first introductory paragraph of this Agreement, all as set forth in the Notes. As provided in the Notes, upon filing of the Restated Certificate and the Certificate of Designation, the Notes shall be automatically converted, without any action on the part of the holder thereof, into an aggregate of 14,787,135 shares of Series A Preferred Stock and Warrants to purchase an aggregate of 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share, less any securities issued as a result of a conversion prior to such automatic conversion. The Warrants are subject to redemption by the Company as provided in those Warrants.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

2.1.3 Except as expressly provided in the Certificate of Designation and the Warrants, an Investor shall not be entitled to convert the Notes or Series A Preferred Stock into shares of Common Stock or to exercise the Warrants to the extent that such conversion or exercise would result in beneficial ownership by the Investor and its Affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date after giving effect to such conversion or exercise. For the purposes of this Agreement beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13d-3 thereunder. The limitation set forth in this Section 2.1.3 is referred to as the “4.9% Limitation.” As a result of the 4.9% Limitation, no Investor will have 5% of the voting power of the Company; provided, however, that this sentence shall not affect any of an Investor’s rights under the Certificate of Designation.

Article 3

CLOSING DATE AND DELIVERIES AT CLOSING

3.1 Closing Date. The Closing of the transactions contemplated by this Agreement, unless expressly determined herein, shall be held at the offices of the Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, at 2:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2 Deliveries by the Company. In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered, to the escrow agent under the Escrow Agreement, the following:

(a) At or prior to Closing, an executed Agreement with all exhibits and schedules attached hereto;

(b) At the Closing, Notes in the names of the Investors in the amounts set forth in Schedule A to this Agreement;

(c) The executed Registration Rights Agreement;

(d) The executed Closing Escrow Agreement;

(e) Evidence that the Company has acquired all of the outstanding shares of Fulland.

(f) Copies of all SEC correspondence since last Form 10-KSB and any correspondence which was issued prior to the last Form 10-KSB which has not been resolved to the satisfaction of the SEC.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

(g) Schedule of all amounts owed (cash and stock) to officers, consultants and key employees (salary, bonuses, etc.).

(h) Certifications in form and substance acceptable to the Company and the Investors from any and all brokers or agents involved in the transactions contemplated hereby as to the amount of commission or compensation payable to such broker or agent as a result of the consummation of the transactions contemplated hereby and from the Company or Investor, as appropriate, to the effect that reasonable reserves for any other commissions or compensation that may be claimed by any broker or agent have been set aside;

(i) Management letter from the Company’s registered independent accounting firm or confirmation from such firm that no such letter were issued in connection with the Company’s most recent audit;

(j) Evidence of approval of the Board of Directors of the Company of the Transaction Documents and the transactions contemplated hereby and thereby;

(k) Agreements from the Restricted Stockholders pursuant to Section 6.16 of this Agreement.

(l) Evidence that the Restated Certificate has been approved by the directors, and that the board of directors has authorized the filing of the Proxy Statement with the SEC.

(m) Good standing certificate from the Secretary of State of the State of Delaware;

(n) Copy of the Company’s Articles, as currently in effect, certified by the Secretary of State of the State of Delaware;

(o) An opinion from the Company’s counsel concerning the Transaction Documents and the transactions contemplated hereby in form and substance reasonably acceptable to Investors;

(p) An opinion from the Company’s PRC counsel that (i) each of the Related Companies is legally established and validly existing as an independent legal entity; (ii) each of the Related Companies is an independent legal person and none of them is exposed to liabilities incurred by the other party; (iii) the PRC Agreements constitute valid and binding obligations of the parties to such agreements, and (iv) each of the PRC Agreements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC;

(q) An agreement between Greenpower and the PRC Companies pursuant to which the PRC Companies transfer to Greenpower all of the patent, trademark and other intellectual property rights and other intangible assets;

(r) Evidence that all agreement between Greenpower and the PRC Companies are executed and are satisfactory in all material respects to the Investors;

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

(s) The executed disbursement instructions pursuant to the Escrow Agreement, which shall provide that the Escrow Agent continue to hold $100,000 to pay the Company’s anticipated obligations to its investor relations company;

(t) Evidence satisfactory to the Investors that (i) the PRC Companies have, in the aggregate, not less than RMB¥3,500,000 in cash on the Closing Date; (ii) the combined debt of the PRC Companies and Greenpower shall not exceed RMB¥5,000,000 on the Closing Date; and (iii) all accrued and unpaid taxes as of the Closing Date shall have been forgiven.

(u) Copies of all executive employment agreements, all past and present financing documentation or other documentation where stock could potentially be issued or issued as payment, all past and present litigation documents;

(v) Copies of the non-competition agreements provided in Section 4.17 of this Agreement;

(w) Such other documents or certificates as shall be reasonably requested by Investors or their counsel; and

(x) The Company must be current in its filings with the SEC, and the Company’s Common Stock must be trading on the OTC Bulletin Board.

3.3 Deliveries by Investors. In addition to and without limiting any other provision of this Agreement, the Investors agree to deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement, the following:

(a) A deposit from each Investor as to the Investor’s portion of the Purchase Price;

(b) The executed Agreement with all Exhibits and Schedules attached hereto;

(c) The executed Registration Rights Agreement;

(d) The executed Closing Escrow Agreement;

(e) The executed disbursement instructions pursuant to the Escrow Agreement; and

(f) Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

3.4 Delivery of Original Documents. In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.5 Further Assurances. The Company and each Investor shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investors, and each Investor shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

3.6 Waiver. An Investor may waive any of the requirements of Section 3.2 of this Agreement, and the Company may waive any of the provisions of Section 3.3 of this Agreement. The Investors may also waive any of the requirements of the Company under the Escrow Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors as of the date hereof and as of Closing Date (which warranties and representations shall survive the Closing regardless of any examinations, inspections, audits and other investigations the Investors have heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1 Organization and Qualification. Each of the Company, each Subsidiary and each of the Related Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of the Company, its Subsidiaries and the Related Companies taken as a whole.

4.2 Company’s Governing Documents. The complete and correct copies of the Company’s Governing Documents (a) have been provided to the Investor and (b) have been filed with the SEC in accordance with the regulations of the SEC and (c) will be in full force and effect on the Closing Date.

4.3 Capitalization.

4.3.1 The authorized and outstanding capital stock of the Company as of the date of this Agreement and as adjusted to reflect the issuance and sale of the Securities pursuant to this Agreement is set forth in Schedule 4.3.l to this Agreement. Schedule 4.3.1 lists all shares and potentially dilutive events, including shares issuable pursuant to employment, consulting and other services agreements, acquisition agreements, options and equity-based incentive plans, debt securities, convertible securities, financing or business relationships as well as each agreement, plan, arrangement or understanding pursuant to which any shares of any class of capital stock may be issued, a copy of each of which has been provided to the Investors.

4.3.2 All shares of capital stock described above to be issued have been duly authorized and when issued, will be validly issued, fully paid and non-assessable and free of preemptive rights.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

4.3.3 Except pursuant to this Agreement and as set forth in Schedule 4.3.1, there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Company agrees to inform the Investors in writing of any additional warrants granted prior to the Closing Date.

4.3.4 Neither of the PRC Companies, nor Greenpower nor Fulland has any agreement or understanding, whether formal or informal, which could result in the issuance of any equity securities or right to purchase or otherwise acquire equity securities of such corporation.

4.4 Authority.

4.4.1 The Company has all requisite corporate power and authority to execute and deliver this Agreement, Notes and the Securities issuable upon conversion of the Notes, the Registration Rights Agreement, the Closing Escrow Agreement and any other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Notes and the Securities issuable upon conversion of the Notes, the Registration Rights Agreement, the Closing Escrow Agreement and any other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any the granting of equitable relief is in the discretion of the court.

4.4.2 The Note, when issued pursuant to this Agreement, constitutes the valid, binding and obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any the granting of equitable relief is in the discretion of the court. The Restated Certificate has been approved by the board of directors. Upon the filing of the Restated Certificate and the Certificate of Designation, the equity Securities issuable upon conversion of the Note, when so issued, will be duly and validly authorized and issued, fully paid and non-assessable and the Warrants will be the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any the granting of equitable relief is in the discretion of the court. All such Securities, when so issued, will be free and clear of all liens, charges, claims, options, pledges, restrictions, preemptive rights, rights of first refusal and encumbrances whatsoever (other than those incurred by the Investor).

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

4.4.3 Notwithstanding any contrary representations and warranties, no representation is made with respect to the ability of any Investor to convert the Note or, following the filing of the Restated Certificate and the Certificate of Designation, the Series A Preferred Stock or exercise any Warrant if and to the extent that the conversion price of the Note or the Series A Preferred Stock, as defined in the Note or the Certificate of Designation, or the number of Shares issuable upon exercise of the Warrants would result in the issuance of a number of shares of Common Stock which is greater than the amount by which the authorized Common Stock exceeds the sum of the outstanding Common Stock and the shares of Common Stock reserved for issuance pursuant to outstanding agreements and outstanding options, warrants, rights, convertible securities and other securities upon the exercise or conversion of which or pursuant to the terms of which additional shares of Common Stock may be issuable (the foregoing proviso being referred to as the “Authorized Stock Proviso”).

4.4.4 Each Related Company is legally established, and validly existing as an independent legal entities; (ii) each Related Company is an independent legal person and none of them is exposed to liabilities incurred by the other party; (iii) the PRC Agreements constitute valid and binding obligations of the parties to such agreements, and (iv) each of the PRC Agreements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC.

4.5 No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by the Company nor the issuance of the Notes and other Transaction Documents, and the performance by the Company of its obligations hereunder and thereunder will: (i) conflict with or violate the Company’s or any Subsidiary’s Governing Instruments; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) in effect as of the date of this Agreement and applicable to the Company or any Subsidiary; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets is bound, other than such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens that would not, in the aggregate, have a Material Adverse Effect except to the extent that stockholder approval may be required as a result of the Authorized Stock Proviso, in which event, the Company will seek stockholder approval to an increase in the authorized Common Stock sufficient to enable the Company to be in compliance with this Section 4.5. Neither the execution of this Agreement nor the consummation of the terms contemplated by this Agreement will impair Greenpower’s rights under the PRC Agreements.

4.6 Reports and Financial Statements.

4.6.1 The consolidated financial statements of the Related Companies for the years ended December 31, 2006 and 2005, including consolidated balance sheets, statements of operations, stockholders’ equity and cash flows, together with the notes thereon, certified by Sherb & Co., LLP (“Sherb”), the Company’s independent registered accounting firm, together with the unaudited consolidated financial statements for the six months ended June 30, 2007 and 2007, consisting of a balance sheet at June 30, 2007, statement of stockholders’ equity for the six months ended June 30, 2007, and statements of operations and cash flows for the six months ended June 30, 2007 and 2006, which have been reviewed by Sherb have been delivered to the Investors. Each of the consolidated balance sheets fairly presents the financial position of the Related Companies, as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows (including any related notes and schedules thereto) fairly presents the results of operations, cash flows and changes in stockholders’ equity, as the case may be, of the Related Companies for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. Sherb is independent as to the Company and each of the Related Companies in accordance with the rules and regulations of the SEC. The books and records of the Related Companies have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transaction. Neither the Company nor any of the Related Companies has received any advice from Sherb to the effect that there is any significant deficiency or material weakness in the Company’s or any Related Party’s controls or recommending any corrective action on the part of the Company or any Related Party. Neither the Company nor any Related Party has any contingent liability which is not reflected in the financial statements. To the extent that the consolidated financial statements of Fulland do not include the financial condition or results of operations of the PRC Companies, separate statements for the PRC Companies, conforming to the delivery requirements of this Section 4.6.1, shall have been delivered.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

4.6.2 The Company’s Form 10-KSB for the year ended April 30, 2007, contains the audited financial statements of the Company, certified by Comiskey and Company, (“Comiskey”), the Company’s independent registered accounting firm, for the years ended April 30, 2007 and 2006, and the Company’s Form 10-QSB for the quarter ended April 30, 2007 contains the unaudited financial statements of the Company which have been reviewed by Comiskey. The balance sheets fairly present the financial position of the Company, as of their respective dates, and each of the consolidated statements of income, stockholders’ equity and cash flows (including any related notes and schedules thereto) fairly presents the results of operations, cash flows and changes in stockholders’ equity, as the case may be, of the Company for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. Comiskey is independent as to the Company in accordance with the rules and regulations of the SEC. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transaction. The Company has not received any letters of comments from the SEC relating to any filing made by the Company with the SEC which has not been addressed by an amended filing, and each amended filing fully responds to the questions raised by the staff of the SEC. The Company maintains disclosure controls and procedures that are effective to ensure that information required to be disclosed by the Company in its annual and quarterly reports filed with the SEC is accumulated and communicated to the Company’s management, including its principal executive and financial officers as appropriate, to allow timely decisions regarding required disclosure. There were no significant changes in the Company’s internal controls or other factors that could significantly affect such controls subsequent to December 31, 2006. The Company has not received any advice from Comiskey to the effect that there is any significant deficiency or material weakness in the Company’s controls or recommending any corrective action on the part of the Company or any Subsidiary. The Company does not have any contingent liabilities.

4.7 Compliance with Applicable Laws. Neither the Company nor any Subsidiary nor any Related Party is in violation of, or, to the knowledge of the Company is under investigation with respect to or has been given notice or has been charged with the violation of, any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

4.8 Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.9 SEC Documents. The Investors acknowledge that the Company is a publicly held company and has made available to the Investors upon request true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to Section 12(d) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the Common Stock on the OTC Bulletin Board. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 Litigation. To the knowledge of the Company, no litigation, claim, or other proceeding before any court or governmental agency is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

4.11 Employment Agreements. Except as disclosed in the Company’s Form 10-KSB for the year ended December 31, 2006 or as otherwise disclosed pursuant to this Agreement, the Company does not have any agreement or understanding with any officer or director, and there has been no material change in the compensation of any officer and director from that shown in said Form 10-KSB.

4.12 Exemption from Registration. Subject to the accuracy of the Investors’ representations in Article V of this Agreement, except as required pursuant to the Registration Rights Agreement, the sale of the Note by the Company to the Investor or the issuance of Series A Preferred Stock or Common Stock and Warrants will not require registration under the 1933 Act. When issued upon conversion of the Notes or the Series A Preferred Stock, as the case may be, or upon exercise of the Warrants in accordance with their terms, the Shares underlying the Preferred Stock and the Warrants will be duly and validly authorized and issued, fully paid, and non-assessable. The Company is issuing Notes, and upon conversion of the Notes, the Preferred Stock and the Warrants in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act.

4.13 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Preferred Stock or Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Notes, Series A Preferred Stock, Common Stock or Warrants, under the 1933 Act, except as required herein.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

4.14 No Material Adverse Effect. Since December 31, 2006, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company, any Subsidiary or any Related Party. No material supplier or customer has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company, any Subsidiary or any Related Party from historical levels. Since December 31, 2006, no event or circumstance has occurred or exists with respect to the Company, any Subsidiary or any Related Party, that, under any applicable law, rule or regulation, requires or would require, public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.15 Material Non-Public Information. The Company has not disclosed to the Investors any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

4.16 Internal Controls And Procedures. The Company and its Subsidiaries and each of the Related Parties maintain books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary or any Related Party is a party or by which their respective properties are bound are executed with management’s authorization; (ii) the recorded accounting of the Company’s, any Subsidiary’s or any Related Party’s consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company’s, any Subsidiary’s or any Related Party’s consolidated assets is permitted only in accordance with management’s authorization; and (iv) all transactions to which the Company or any Subsidiary or any Related Party is a party or by which any of their respective properties are bound are recorded as necessary to permit preparation of the financial statements of the Company and the Related Companies individually (unless the financial condition and results of operations and cash flows are consolidated with those of the Company under GAAP) in accordance with GAAP.

4.17 Non-Competition Agreement. Each of the Company’s executive officers shall have entered into an agreement with the Company pursuant to which they agree that, to the maximum extent permitted by law, the Company’s executive officers shall not be involved in any business venture, whether as an officer, director, partner, manager, lender, guarantor, consultant or any other capacity in any business which competes with or is similar in nature to the Company in China. To the extent that the provisions of this Section 4.17 are not enforceable under applicable law, the non-competition agreement shall provide that it shall be deemed to restrict the executive officers only to the maximum extent permitted by law. A copy of a true and correct English translation of each of these agreements has been provided to the Investors.

4.18 Full Disclosure. No representation or warranty made by the Company in this Agreement and no certificate or document furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

Article 5

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor severally and not jointly represents and warrants to the Company that:

5.1 Concerning the Investors. The state in which any offer to purchase shares hereunder was made or accepted by such Investor is the state shown as such Investor’s address. The Investor was not formed for the purpose of investing solely in the Securities.

5.2 Authorization and Power. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the securities being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary partnership action where appropriate. This Agreement, the Registration Rights Agreement and the Closing Escrow Agreement have been duly executed and delivered by such Investor and at the Closing shall constitute valid and binding obligations of such Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by such Investor of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Investor’s charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which such Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Investor’s obligations under this Agreement or to purchase the securities from the Company in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

5.4 Financial Risks. Such Investor acknowledges that such Investor is able to bear the financial risks associated with an investment in the securities being purchased by such Investor from the Company and that it has been given full access to such records of the Company and its Subsidiaries and to the officers of the Company and its Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. Such Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Company.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

5.5 Accredited Investor. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Investor. Such Investor understands that any obligations under agreements or arrangements with brokers disclosed in Schedule 4.8 are obligations of the Company.

5.7 Knowledge of Company. Such Investor and such Investor’s advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by such Investor from the Company. Such Investor and such Investor’s advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.8 Risk Factors. Each Investor understands that such Investor’s investment in the securities being purchased by such Investor from the Company involves a high degree of risk. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. Such Investor warrants that such Investor is able to bear the complete loss of such Investor’s investment in the securities being purchased by the Investor from the Company.

5.9 Full Disclosure. No representation or warranty made by such Investor in this Agreement and no certificate or document furnished or to be furnished to the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

Article 6

COVENANTS OF THE COMPANY

6.1 Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect according to the provisions of the Registration Rights Agreement and the Company shall comply in all material respects with the terms thereof. The Company does not have any agreement or obligation which would enable any Person to include securities in any registration statement required to be filed on behalf of the Investors pursuant to the Registration Rights Agreement and will not take any action which will give any Person any right to include securities in any such registration statement. Except as contemplated by the Registration Rights Agreement, no Person has any demand or piggyback registration right with respect to any securities of the Company. The Company will not file any registration statement covering any shares of Common Stock issuable to any officers, directors, Affiliates of or consultants to the Company until the earlier of (a) thirty (30) months from the Closing Date or (b) the Restriction Termination Date at 90%; provided, however, that the Company may file a registration statement on Form S-8 for shares issued or issuable pursuant to employee stock option plans for employees who are not officers, directors or Affiliates of the Company.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, the maximum number of shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Notes, Series A Preferred Stock and Warrants.

6.3 Compliance with Laws. The Company hereby agrees to comply and to cause each Subsidiary and each Related Party to comply in all respects with the Company’s reporting, filing and other obligations under the Laws.

6.4 Exchange Act Registration. The Company will continue its obligation to report to the SEC under Section 12 of the 1934 Act and will use its best efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investors have disposed of all of their Shares.

6.5 Corporate Existence; No Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6 Listing, Securities Exchange Act of 1934 and Rule 144 Requirements.

6.6.1 The Company shall not take any action which would cause its Common Stock not to be traded on the OTC Bulletin Board, except that the Company may list the Common Stock on the Nasdaq Stock Market or the American or New York Stock Exchange if it meets the applicable listing requirements. If, for any time after the Closing, the Company is no longer in compliance with this Section 6.6.1, then the Company shall pay to the Investors as liquidated damages and not as a penalty, an amount equal to twelve percent (12%) per annum, based on the lesser of (a) the Purchase Price or (b) that percentage of the Purchase Price which the Unsold Shares bears to the number of shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock sold pursuant to this Agreement. The Unsold Shares shall mean shares of Series A Preferred Stock with respect to which both (i) the Series A Preferred Stock has not been converted and (ii) the underlying shares of Common Stock have not been sold or otherwise transferred pursuant to a registration statement or Rule 144. The liquidated damages shall be payable in cash or in shares of Series A Preferred Stock, as the Company shall determine. If, pursuant to this Agreement, share of Series A Preferred Stock are to be delivered, each share of Series A Preferred Stock shall be valued at an amount equal to the conversion ratio, as set forth in the Certificate of Designation, which initially shall be one (1), multiplied by the average closing price of the Common Stock for the five (5) trading days preceding the date on which the computation is required to be made. Such damages shall be payable quarterly on the tenth (10th) day of the following calendar quarter, and shall cease at the time the Company begins complying with the provisions of this Section 6.6.1.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.6.2 Commencing not later than two years from the Closing Date, the Company shall have caused its Common Stock to be listed on the Nasdaq Global Market or Nasdaq Capital Market or the New York or American Stock Exchange, and, from and after the date of such listing, the Common stock shall continue to be listed on one of such markets or exchanges until the Restriction Termination Date at 90%. If, for any time after the Closing and prior to the Restriction Termination Date at 90%, the Company is not in compliance with this Section 6.6.2, then the Company shall pay to the Investors as liquidated damages and not as a penalty, an amount equal to six percent (6%) per annum, based on the lesser of (a) the Purchase Price or (b) that percentage of the Purchase Price which the Unsold Shares bears to the number of shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock issued upon conversion of the Note. Notwithstanding the foregoing, no liquidated damages shall be payable pursuant to this Section 6.6.2 during any period for which liquidated damages are payable pursuant to Section 6.6.1.

6.6.3 Liquidated damages payable pursuant to Sections 6.6.1 and 6.6.2 shall be payable in shares of Series A Preferred Stock or cash, as the Investors may request. In no event shall the total liquidated damages payable pursuant to Sections 6.6.1 and 6.6.2, whether in cash or Series A Preferred Stock, exceed in the aggregate twelve percent (12%) of the Purchase Price of the Unsold Shares that are outstanding as of the date on which a computation is being made.

6.7 No Convertible Debt or Preferred Stock. On or prior to the Closing Date, the Company will cause to be cancelled or paid all convertible debt in the Company. Until the earlier of (a) four years from the Closing Date or (b) the Restriction Termination Date, the Company will not issue any convertible debt or any shares of any class or series of Preferred Stock.

6.8 Debt Limitation. The Company agrees until the earlier of (a) three years after Closing Date or (b) the Restriction Termination Date at 90%, it will not have outstanding any debt in an amount greater than twice the sum of the EBITDA from continuing operations for the past four quarters. Nothing in this Section 6.8 shall be construed to prohibit the Company from borrowing from the Chinese government or from Chinese banks as long as such loans do not result in the Company being in default of any of its covenants set forth in this Article 6.

6.9 Reset Equity Deals. On or prior to the Closing Date, the Company will cause to be cancelled any and all reset features related to any shares outstanding that could result in additional shares being issued. Until the earlier of (a) five years from the Closing Date or (b) the Restriction Termination Date, the Company will not enter into any transactions that have any reset features that could result in additional shares being issued.

6.10 Independent Directors.

6.10.1 The Company shall have caused the appointment of the majority of the board of directors, which shall not consist of more than nine members, to be independent directors, as defined by the rules of the Nasdaq Stock Market, not later than the ninety (90) days after the Closing Date.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.10.2 If, at any time subsequent to ninety (90) days after the Closing Date until the earlier of (a) three years from the Closing or (b) the Restriction Termination Date at 90%, the board of directors shall not be composed of a majority of independent directors:

6.10.2.1 for a reason other than for an Excused Reason, the Company shall have 60 days to take such steps as are necessary so that a majority of the Company’s directors are independent directors, and

6.10.2.2 for an Excused Reason, the Company shall have 75 days from the date that the Company becomes aware of the event (or the last event if there are more than one such event) giving rise to the Excused Reason, to take such steps as are necessary so that a majority of the Company’s directors are independent directors.

6.10.3 The term “Excused Reason” shall mean the death or resignation of an independent director or the occurrence of an event whereby an independent director ceases to be independent.

6.10.4 From and after the Closing Date, the Company shall have a chief financial officer who speaks and understands both English and Chinese and is familiar with GAAP (a “qualified CFO”), who may serve on a part time basis until three months after the Closing Date, by which time the Company shall have a full-time qualified CFO. In the event that at any time subsequent to the Closing Date the Company fails to have a qualified CFO, the Company shall, within 60 days from the date that the Company ceases to have a qualified CFO, hire a qualified CFO. If the Company shall not be able to hire a qualified CFO promptly upon the resignation or termination of employment of the former chief financial officer, the Company may engage an accountant or accounting firm to perform the duties of the chief financial officer until a qualified CFO can be hired. In no event shall the Company either (i) fail to file an annual, quarter or other report in a timely manner because of the absence of a qualified CFO, or (ii) not have a person who can make the statements and sign the certifications required to be filed in an annual or quarterly report under the 1933 Act.

6.10.5 If, at the time set forth in Section 6.10.1, or during the period referred to in Section 6.10.2 of this Agreement, the Company shall have failed to have a board of directors composed of a majority of independent directors after the date by which such situation was to have been cured pursuant to Section 6.10.2.1 or Section 6.10.2.2 of this Agreement, whichever shall apply, or if the Company shall have failed to file an annual or quarterly report in a timely manner because of the absence or lack of a qualified CFO, the Company shall pay to the Investors, as liquidated damages and not as a penalty, an amount equal to twelve percent (12%) per annum of the Purchase Price of the then outstanding shares of Series A Preferred Stock, payable monthly on the tenth (10th) day of the following month, in cash or in Series A Preferred Stock at the option of the Investors, based on the number of days that such condition exists beyond the applicable grace period. The parties agree that the only damages payable for a violation of such provisions shall be such liquidated damages. The parties hereto agree that the liquidated damages provided for in this Section 6.10.5 constitute a reasonable estimate of the damages that may be incurred by the Investors by reason of the failure of the Company to have a majority of directors as independent directors. If the Company fails to comply with Section 6.10.1, the period for measuring liquidated damages pursuant to this Section 6.10.5 shall commence at the end of the 90 day period referred to therein and continue until the Company shall have a majority of independent directors, and the grace periods allowed by Section 6.10.2 shall not apply.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.10.6 In no event shall the total payments made pursuant to this Section 6.10 and Section 6.11, whether in cash or Series A Preferred Stock exceed in the aggregate twelve percent (12%) of the Purchase Price of the shares of Series A Preferred Stock that are outstanding as of the date on which a computation is being made.

6.10.7 Within three months from the Closing Date, the Company shall hire a bilingual (English and Chinese) technical sales person at the level which is not less than that of a vice president.

6.11 Independent Directors; Committees.  No later than ninety (90) days after the Closing Date, the Company will have an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of not less than three directors, a majority of whom are independent directors. Further, if the Company shall form an executive or nominating committee or any other committee, a majority of the members of such committee shall be independent directors. If at any time subsequent to the Closing Date during the period when the Company is required to have a majority of independent directors pursuant to Section 6.10 of this Agreement, independent directors do not comprise all of the members of the audit committee and a majority of the members of the compensation committee or any other committee within the grace periods provided in Section 6.10, the Company shall pay to the Investors, as liquidated damages and not as a penalty, an amount equal to twelve percent (12%) per annum of the Purchase Price of the then outstanding Series A Preferred Stock payable in the manner and at the time provided in Section 6.10, such payment shall be based on the number of days that such condition exists. The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages. Notwithstanding the foregoing, no liquidated damages shall be payable pursuant to this Section 6.11 during any period for which liquidated damages are payable pursuant to Section 6.10.

6.12 Use of Proceeds. The Company will use the net proceeds from the sale of the Securities, after payment of legal fees and other closing costs, including a payment of not more than $625,000 in connection with the reverse acquisition, $400,000 to a stockholder as previously approved by the Investors, and to provided funds for Greenpower to purchase and own new equipment in accordance with a schedule previously provided to the Investors, with Greenpower having the right to permit the PRC Companies to use the equipment in connection with Greenpower’s business. The Company shall also allocate $200,000 which will be retained in escrow, of which $100,000 shall be allocated to pay the Company’s anticipated obligations to its investor relations firm and $100,000 shall be retained for the payment of professional fees payable subsequent to the Closing. In addition, not less than 75% of the proceeds from the exercise of warrants shall be used by Greenpower to purchase scheduled assets and equipment for use in its business. Neither the Company nor any Subsidiary shall use any portion of the proceeds from the sale of the Notes or the exercise of the Warrants to make any payment to either of the PRC Companies except as for the purchase of capital in a transaction in which all of the proceeds of such purchase are used by the PRC Companies for the manufacture of products to be sold by Greenpower.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.13 Right of First Refusal.

6.13.1 Until the earlier of (i) three years from the date of this Agreement or (ii) such time as the Investors, as a group, cease to own at least five percent (5%) of the total number of shares of Common Stock that were issued or are issuable upon conversion of Series A Preferred Stock that were initially issued to the Investors, in the event that the Company seeks to raise additional funds through a private placement of its securities (a “Proposed Financing”), other than Exempt Issuances, each Investor shall have the right to participate in any subsequent funding by the Company of the offering price on a pro rata basis, based on the percentage that (a) the number of such Investor’s Percentage Shares, without regard to the 4.9% Limitation but excluding shares of Common Stock issuable upon exercise of Warrants, bears to (b) the total number of shares of Common Stock outstanding plus the number of Shares issuable upon conversion of the Series A Preferred Stock and any other series of convertible preferred stock or debt securities, without regard to the 4.9% Limitations any other limitations on exercise such other convertible preferred stock or debt securities. This Section 6.13 shall apply to each such offering based on the total purchase price of the securities being offered by the Company. This right is personal to the Investors and is not transferable, whether in connection with the sale of stock or otherwise.

6.13.2 The terms on which the Investors shall purchase securities pursuant to Proposed Financing shall be the same as such securities are purchased by other investors. The Company shall give the Investors the opportunity to participate in the offering by giving the Investors not less than ten (10) days notice setting forth the terms of the Proposed Financing. In the event that the terms of the Proposed Financing are changed in a manner which is more favorable to the potential investor, the Company shall provide the Investors, at the same time as the notice is provided to the other potential investors, with a new ten (10) day notice setting forth the revised terms that are provided to the other potential investors.

6.13.3 In the event that the Investors does not exercise its right to participate in the Proposed Financing within the time limits set forth in Section 6.13.2 of this Agreement, the Company may sell the securities in the Proposed Financing at a price and on terms which are no more favorable to the investors than the terms provided to the Investors. If the Company subsequently changes the price or terms so that the price is more favorable to the investors or so the terms are more favorable to the investors, the Company shall provide the Investors with the opportunity to purchase the securities on the revised terms in the manner set forth in Section 6.13.2 of this Agreement.

6.14 Price Adjustment. From the Closing Date until such time as the Restriction Termination Date, except for Exempt Issuances, as to which this Section 6.14 does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or warrants, options, convertible debt or equity securities with a exercise price per share or exercise price per share which is less than the Conversion Price, as defined in the Note and the Certificate of Designation, then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Conversion Price in effect from and after the date of such transaction shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants. A similar provision shall be included in the Warrants.

6.15 Deliveries from Escrow Based on Pre-Tax Earnings Per Share.

6.15.1 At the Closing, pursuant to the Closing Escrow Agreement, the Company shall deliver to the Escrow Agent 14,787,135 shares of Series A Preferred Stock.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.15.2 In the event the Company’s consolidated Pre-Tax Earning per share, on a fully-diluted basis, for the year ended December 31, 2007 or 2008 is less than the amount per share hereinafter provided (the “Target Number”), the percentage shortfall shall be determined by dividing the amount of the shortfall by the applicable Target Number. The Target Number for 2007 shall be $0.08316 per share, and the Target Number for 2008 shall be $0.13131 per share.

6.15.3 If the percentage shortfall for 2007 is equal to or greater than fifty percent (50%), then the Escrow Agent shall deliver the 14,787,135 shares of Series A Preferred Stock to the Investors in the ratio of their initial purchase of Securities.

6.15.4 If the percentage shortfall for 2007 is less than fifty percent (50%), then the adjustment percentage shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The Escrow Agent shall deliver to the Investors in the ratio of their initial purchase of Securities such number of shares of Series A Preferred Stock as is determined by multiplying the adjustment percentage by 14,787,135 shares and retain the balance. For example, if the percentage shortfall is 20%, the adjustment percentage would be 40%, and 40% of the 14,787,135 shares of Series A Preferred Stock, or 5,914,854 shares, would be delivered to the Investors, with the balance being retain by the Escrow Agent.

6.15.5 If the percentage shortfall for 2008 is equal to or greater than fifty percent (50%), then the Escrow Agent shall deliver all of the shares of Series A Preferred Stock then held by the Escrow Agent to the Investors in the ratio of their initial purchase of Securities.

6.15.6 If the percentage shortfall for 2008 is less than fifty percent (50%), then the adjustment percentage for 2008 shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The maximum number of shares to be delivered shall be determined by multiplying the adjustment percentage by 14,787,135 shares. The number of shares to be delivered to the Investors shall be the lesser of the number of shares of Series A Preferred Stock then held by the Escrow Agent or the number of shares determined by the preceding sentence. The Escrow Agent shall deliver to the Investors the number of shares of Series A Preferred Stock as is determined pursuant to this Section 6.15.6 in the ratio of their initial purchase of Securities.

6.15.7 For purpose of determining Pre Tax Earning Per Share on a fully-diluted basis, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options (whether or not vested) shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% Limitation; provided, however, that none of the shares of Series A Preferred Stock held in escrow pursuant to this Section 6.15 nor the shares of Common Stock issuable upon conversion of such Series A Preferred Stock shall be deemed outstanding for purpose of this Section 6.15.

6.15.8 The distribution of shares of Series A Preferred Stock pursuant to this Section 6.15 shall be made within five (5) business days after the Company files its Form 10-KSB with the SEC for the applicable year. In the event that the Company does not file its Form 10-KSB for the year ended December 31, 2007 or 2008 with the SEC within thirty (30) days after the date that filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the 3,700,000 shares of Series A Preferred Stock shall be delivered to the Investors.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.15.9 Notwithstanding the forgoing provisions, since the Company does not presently have authorized Preferred Stock, at the Closing, in lieu of the 14,787,135 shares of Series A Preferred Stock to be delivered pursuant to Section 6.15.9 and the 10,000,000 shares of Series A Preferred Stock to be delivered pursuant to Section 6.25, the Company shall deliver to the Escrow Agent the Company’s 6% convertible promissory note due March 31, 2008, in the principal amount of $3,000,000 (the “Make-Good Note”), which shall automatically convert into 24,787,135 shares of Series A Preferred Stock upon the filing of the Restated Articles and the Certificate of Designation; provided, that if the Restated Articles and the Certificate of Designation shall not have been filed by the maturity date, the Make-Good Note shall automatically convert into 24,787,135 shares of Common Stock.

6.15.10 The parties understand that, pursuant to the Closing Escrow Agreement, the Escrow Agent will not make any deliveries of shares without the signed written instructions from the Company and the Investors.

6.16 Insider Selling. No Restricted Stockholders may sell any shares of Common Stock in the public market prior to the earlier of 27 months from the Closing Date or the Restriction Termination Date; provided, however, that if any Restricted Stockholder who is director and not an executive officer of the Company shall cease to be a director, such Person may sell not more than a total of 50,000 shares of Common Stock in the public market during the period set forth in this sentence. Restricted Stockholders shall mean any Person who is an officer, director or Affiliate of the Company or who becomes an officer or director of the Company subsequent to the Closing Date. Without limiting the generality of the foregoing, the Restricted Stockholders shall not to directly or indirectly offer to sell, grant an option for the purchase or sale of, transfer, pledge assign, hypothecate, distribute or otherwise encumber or dispose of any securities in the Company in a transaction which is not in the public market unless the transferee agrees to be bound by the provisions of this Section 6.16. The Company shall require any newly elected officer or director to agree to the restriction set forth in this Section 6.16. Andrew Barron Worden and the Investors shall not be considered Restricted Stockholders. The restrictions in this Section 6.16 shall not apply to shares issued pursuant to a stock option or long-term incentive plans which may be approved by the Compensation Committee provided that such committee is comprised of a majority of independent directors.

6.17 Employment and Consulting Contracts. For three years after the Closing, the Company shall have a unanimous approval from the Compensation Committee that any awards other than salary are usual, appropriate and reasonable for any officer, director or consultants whose compensation is more than $100,000 per annum. This Section 6.17 does not apply to attorneys, accountants and other persons who provide professional services to the Company.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.18 Subsequent Equity Sales. From the date hereof until the Restriction Termination Date, the Company shall be not effect or enter into an agreement to effect any Subsequent Financing involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below). The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock. The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Any Investor shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 6.18 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

6.19 Restated Certificate. The Company’s board of directors has approved the Restated Certificate. The Company shall promptly, but not later than thirty (30) days after the Closing Date, file the Proxy Statement with the SEC, and shall mail the Proxy Statement to stockholders within five (5) business days after the SEC has completed its review of the Proxy Statement, of, if the SEC does not review the Proxy Statement, within fifteen (15) business days after the Proxy Statement is filed with the SEC. The Company shall schedule an annual or special meeting of stockholders as soon as possible, but not later than twenty five (25) days after the Proxy Statement is mailed to stockholders. The Company shall file the Restated Certificate with the Secretary of State of the State of Delaware promptly, but not later than three (3) business days after the meeting of stockholders at which the Restated Certificate is approved. Wu Jianhua, Tang Lihua and Ren Yunxia each agree to vote in favor of the Restated Certificate.

6.20 Stock Splits. All forward and reverse stock splits shall effect all equity and derivative holders proportionately.

6.21 Retention of Investor Relations Firm. The Company shall instruct the Escrow Agent to retain $100,000 of the proceeds of the sale of the Securities to be utilized for payment to investor relations firms. The Company shall retain an investor relations firm within 30 days after the Closing Date.

6.22 Payment of Due Diligence Expenses. At Closing the Escrow Agent shall disperse to Barron the sum of $30,000.00 for its due diligence expenses.

6.23 No Outside Interests. Until the Restriction Termination Date, the Company’s chairman and chief executive officer will devote their full time and attention to the business of the Company and shall not have any business interests or activities other than as chairman or chief executive officer, as the case may be, except that he or she may devote time, which shall not be material and which shall not interfere with his or her duties as the Company’s chairman or chief executive officer, as the case may be, to personal passive investments and charitable and community activities. Furthermore, none of the PRC Company Stockholders shall have any interests or engage in any business which is directly or indirectly competitive with that of the Company or any Related Party.

6.24 No Waiver of Non-Competition Obligations. Until the Restriction Termination Date, the Company shall not waive the obligations of its executive officers pursuant to the non-competition agreements described in Section 4.17 of this Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

6.25 Issuance of Additional Shares based on Tax Obligations. The Company has represented to the Investors that neither the Company nor any Subsidiary nor any Related Party has any tax liabilities or obligations to the government of the PRC or any PRC governmental authority or taxing agency, and that all previously accrued taxes have been forgiven in accordance with the laws of the PRC. In the event that, based on the Company’s audited financial statements for the year ended December 31, 2007 or 2008, the Company or any of its Subsidiaries or any Related Company owes taxes to any such government or government agency for any period ended on or prior to September 30, 2007 (the “Covered Period”), the Company shall issue to the Investors, in proportion to their investment, four shares of Series A Preferred Stock for each US$1.00 of tax liability shown on the balance sheet or owed or paid by any of the Company, any Subsidiary or any Related Company to any such government or government agency relating to the Covered Period; provided, however, that in no event shall the number of shares of Series A Preferred Stock issuable pursuant to this Section 6.25 exceed 10,000,000 shares. Such shares shall be delivered not later than five days after the Company’s Form 10-KSB for the each of the years ended December 31, 2007 and 2008 with respect to any tax payment or accruals covered by this Section 6.25 for such year; provided, however, that if the Company shall not have filed its Form 10-KSB for 2008 within 45 days after such form is required to be filed, the Company shall issue to the Investors, 10,000,000 shares of Series A Preferred Stock. In the event that more than 10,000,000 shares are due, the excess shall be taken from the 14,787,135 shares of series A preferred stock held in escrow pursuant to the Section 6.15 of this Agreement. Notwithstanding the foregoing, if, at any time prior to the completion of the audit for 2007 or 2008 it shall be determined that the Company, any Subsidiaries or any Related Party has any tax obligation or pays or accrued any taxes relating to the Covered Period, the payment pursuant to this Section 6.25 shall be made at that time. If a final settlement shall have been made, after making delivery of shares to the Investors pursuant to this Section 6.25, the Company’s obligations under this Section 6.25 shall terminate, otherwise, the Company’s obligations set forth in this Section 6.25 shall continue as herein provided. The Company shall, at the Closing, deliver a certificate for 10,000,000 shares of Series A Preferred Stock, which shall be issued in the name of the Escrow Agent, pursuant to the Closing Escrow Agreement. Any shares not delivered to the Investors pursuant to this Section 6.25 shall be returned to the Company and cancelled at such time as the Company’s obligations under this Agreement terminate.

6.26 No Loans or Advances. Until the first to occur of three years from the Closing Date or the Restriction Termination Date at 90%, the Company and its Subsidiaries will not make, and will use their commercially reasonable best efforts to ensure that no PRC Company shall make, any loans, advances or other extensions of credit to the executive officers or directors of the Company, any Subsidiary or any Related Company or any family member or Affiliate of any of such executive officers or directors.

Article 7

COVENANTS OF THE INVESTOR

Each Investor, severally and not jointly, covenants and agrees with the Company as follows:

7.1 Compliance with Law. Each Investor’s trading activities with respect to shares of the Company’s Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company’s Common Stock is listed.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

7.2 Transfer Restrictions. The Investor’s acknowledge that (a) the Preferred Stock, Warrants and Shares underlying the Preferred Stock and Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (i) subsequently registered thereunder or (ii) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Preferred Stock, Warrants and Shares underlying the Notes and Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (b) any sale of the Shares underlying the Preferred Stock and Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder. Each Investor agrees that until the Restriction Termination Date it will not sell the Common Stock short or effect any sales based upon market-based metrics.

7.3 Restrictive Legend. Each Investor acknowledges and agrees that the Securities and the Shares shall bear a restrictive legend and a stop-transfer order may be placed against transfer of any such Securities except that the requirement for a restrictive legend shall not apply to Shares sold pursuant to a current and effective registration statement or a sale pursuant Rule 144 or any successor rule.

Article 8

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10 hereof.

8.2 Representations True and Correct. The representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3 Compliance with Covenants. The Investors shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

Article 9

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATIONS

The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10 hereof.

9.2 Representations True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

9.3 Compliance with Covenants . The Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

Article 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date

10.1.1 by mutual written consent of the Investor and the Company;

10.1.2 by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of any Investor set forth in this Agreement, or any Investor upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company or the Investor, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article 8 or Article 9 hereof would not be satisfied (a “Terminating Breach”), and such breach shall, if capable of cure, not have been cured within five (5) business days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach.

10.2 Effect of Termination. Except as otherwise provided herein, in the event of the termination of this Agreement pursuant to Section 10.1 hereof, there shall be no liability on the part of the Company or any Investor or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease.

10.3 Amendment and Waiver.

10.3.1 This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto, subject to the provisions of Section 10.3.3; provided, however that the 4.9% Limitation may not be amended or waived.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

10.3.2 At any time prior to the Closing Date, the Company or the Investors, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit other than the 4.9% Limitation which may not be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, subject to Section 10.3.3 of this Agreement.

10.3.3 Any amendment or waiver signed by the holders of 75% of the principal amount of the Note or, after the issuance of the Series A Preferred Stock, 75% of the holders of the then outstanding shares of Series A Preferred Stock, or, after the conversion of all shares of Series A Preferred Stock, the holders of Warrant to purchase a majority of the shares of Common Stock then issuable upon exercise of the Warrants, shall be deemed to be approval of the Investors; provided, that any amendment or waiver which changes the conversion rate or conversion price of the Notes or Series A Preferred Stock or the exercise price of the Warrants shall require the approval of all of the holders of the Warrants.

Article 11

GENERAL PROVISIONS

11.1 Transaction Costs Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement; provided, the Company shall pay Investor such due diligence expenses as described in Section 6.22.

11.2 Indemnification. The Investor agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of or result from any breach of this Agreement by the Investors or failure by the Investors to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement. The Company agrees to indemnify, defend and hold the Investors (following the Closing Date) harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement. In no event shall the Company or the Investors be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party. In the event of the failure of the Company to issue the Series A Preferred Stock and Warrants in violation of the provisions of this Agreement, the Investors, as their sole remedy, shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Investors shall be limited to $50,000.00. This Section 11.2 shall not relate to indemnification under the Registration Rights Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

11.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Entire Agreement. This Agreement (together with the Schedule, Exhibits, Warrants and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

Malex, Inc.
c/o Greenpower Environmental Technologies, Inc.
Qianzhou Town, Wuxi City
Jiangsu, PRC 214181
Attention: Wu Jianhua
E-mail: 13861880987@e172.com
Fax: 86 510 3380099

With a copy to:

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, CA 90024
Attention: Kevin L. Leung
E-mail: kleung@richardsonpatel.com
Fax: (310) 208-1154

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Asher S. Levitsky PC
E-mail: alevitsky@srff.com
Fax: (212) 930-9725

If to Barron:

Barron Partners L.P.
c/o Barron Capital Advisors, LLC
730 Fifth Avenue, 25th Floor
New York, New York 10019
Attn: Andrew Barron Worden
E-mail: abw@barronpartners.com and onf@barronpartners.com
Fax: (212) 359-0222

If to the other Investors, at their addresses set forth on Appendix A.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.7 Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.8 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation. In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion or modification of a provision contained in a prior draft.

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

11.10 Jurisdiction; Waiver of Jury Trial. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the federal and state courts situated in the City, County and State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such party prevails on substantially all issues in dispute.

11.11 Preparation and Filing of Securities and Exchange Commission filings. The Investors shall reasonably assist and cooperate with the Company in the preparation of all filings with the SEC after the Closing Date due after the Closing Date.

11.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

11.13 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

11.14 Third Parties. Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP

IN WITNESS WHEREOF, the Investors and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

MALEX, INC.

By:	/s/ Wu Jianhua
Wu Jianhua, CEO

INVESTORS:

BARRON PARTNERS LP
By:  Barron Capital Advisors, LLC, its General Partner

/s/ Andrew Barron
Andrew Barron Worden, President

EOS HOLDINGS

By:	/s/ John R. Carnes
Jon R.Carnes, President

/s/ Steve Mazur
Steve Mazur

Huayang Dye Machine Co., Ltd. and Huayang Electricity Power Equipment Co., Ltd. hereby agree to the provisions of Section 6.26 of this Agreement.

Huayang Dye Machine Co., Ltd.		Huayang Electricity Power Equipment Co., Ltd.

By:	/s/ Wu Jianhua	By:	Tang Lihua
Name: Wu Jianhua		Name: Tang Lihua
Title:		Title:

The undersigned hereby agrees to be bound by the provisions of Sections 6.16, 6.19 and 6.23 of this Agreement.

/s/ Wu Jianhua	/s/ Tang Lihua	/s/ Ren Yunxia
Wu Jianhua	Tang Lihua	Ren Yunxia

SECURITIES PURCHASE AGREEMENT BETWEEN
MALEX, INC. AND BARRON PARTNERS LP
SIGNATURE PAGE

Schedule A

Name and Address	Amount of Investment	Principal Amount of Note	Number of Shares of Preferred Stock into Which Note is Convertible	Number of Shares Underlying $0.58 Warrants/ $0.83 Warrants	Number of Shares Underlying $0.85 Warrants/ $1.00 Warrants
Barron Partners LP 730 Fifth Avenue, 25th Floor New York, New York 10019 Attn: Andrew Barron Worden	$5,275,000	$5,275,000	14,118,034	10,670,780/ 5,335,390	2,836,734/ 2,386,878

Eos Holdings 2560 Highvale Dr. Las Vegas, NV 89134 Attn: Jon R. Carnes, President	$150,000	$150,000	401,461	303,434/ 151,717	80,665/ 67,873

Steve Mazur 200 Broad Street Apt 2321 Stamford CT 06901	$100,000	$100,000	267,640	202,290/ 101,145	53,777/ 45,249
	$5,525,000	$5,525,000	14,787,135	11,176,504/ 5,588,252	2,971,176/ 2,500,000

Schedule 4.3.1

[Note to Vintage: Insert Excell spreadsheet here]

Schedule 4.8

Schedule of Brokers

Exhibit A

CHINA WIND SYSTEMS, INC.
Statement of Designations

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“4.9% Limitation” shall have the meaning set forth in the Purchase Agreement.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not stayed or dismissed within 90 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 days; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Closing Date” means the Closing Date, as defined in the Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, which is presently designated as the common stock, par value $.00002 per share.  Pursuant to the Restated Certificate, the par value will be changed to $.001 per share.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into one (1.0) share of Common Stock (the “Conversion Ratio”), subject to adjustment as provided in this Statement of Designations.

“Conversion Price” shall mean $0.374, subject to adjustment as provided in this Statement of Designations.

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of the Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Conversion Value” means an amount determined by multiplying the number of Conversion Shares as to which a value is to be determined by the average of the closing prices of the Common Stock on the principal market or exchange on which the Common Stock is traded for the five days prior to the date as of which a Conversion Value is being determined.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b) hereof.

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” shall have the meaning set forth in the Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f)(iv) hereof.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Investors” shall mean the persons named in Schedule A to the Purchase Agreement.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement dated as of November 13, 2007, relating to the sale of (a) 14,787,135 shares of the Company’s Series A Preferred Stock, (b) warrants to purchase (i) 11,176,504 shares of Common Stock at $0.58 per share, and (ii) 5,588,252 shares of Common Stock at $0.83 per share, and (iii) 2,065,000 shares of Common Stock at $0.92 per share, as such agreement may be amended, modified or supplemented from time to time, a copy of which is on file at the principal offices of the Company.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time.

“Securities” shall have the meaning set forth in Section 1.3.33 of the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interest.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Series A Preferred Stock then outstanding.

Rank of Series. For purposes of this Statement of Designations, any stock of any series or class of the Corporation shall be deemed to rank:

(a) senior to the shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

(b) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock;

(c) junior to shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

Section 2. Designation and Amount. The series of preferred stock, par value $.001 per share (“Preferred Stock”) consisting of sixty million (60,000,000) shares shall be designated as the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be (which shall not be subject to increase without the consent of all of the holders of 75% of the then outstanding shares of Series A Preferred Stock (each a “Holder” and collectively, the “Holders”). In the event that the Company shall change the par value of the Preferred Stock, the par value of the Series A Preferred Stock shall be likewise changed. In the event of the conversion of shares of Series A Preferred Stock into this Company’s Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of preferred stock, without designation as to series until such stock is once more designated as part of a particular Series by the Company’s Board of Directors. In addition, if the Company shall not issue the maximum number of shares of Series A Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance. The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular Series by the Company’s Board of Directors. The Board of Directors shall cause to be filed with the Secretary of State of the State of Nevada such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series A Preferred Stock.

Section 3. Dividends and Other Distributions. No dividends shall be payable with respect to the Series A Preferred Stock. No dividends shall be declared or payable with respect to the Common Stock or the Series B Preferred Stock while the Series A Preferred Stock is outstanding. The Company shall not redeem or purchase any shares of Common Stock or any other class or series of capital stock which is junior to or on a parity with the Series A Preferred Stock while the Series A Preferred Stock is outstanding.

Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights except as required by law. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of 75% of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Statement of Designations, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series A Preferred Stock or the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing. Notwithstanding any other provision of the Statement of Designations; the provisions of Section 6(c) of this Statement of Designations may not be amended or waived.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to thirty eight and 4/10 cents ($0.384) per share of Series A Preferred Stock, which amount is referred to as the “Liquidation Preference,” before any distribution or payment shall be made to the holders of any securities which are junior to the Series A Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up and after any distributions or payments made to holders of any class or series of securities which are senior to the Series A Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. At the election of a Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction (excluding for purposes of this Section 5 any Fundamental Transaction described in Section 7(f)(iv)(A) or 7(f)(iv)(B)) or Change of Control shall be treated as a Liquidation as to such Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(c)), into such number of shares of Common Stock based on the Conversion Ratio at the option of the Holders, at any time and from time to time from and after the Original Issue Date; provided, however, that until the Restated Certificate, as defined in the Purchase Agreement, is filed with the Secretary of State of the State of Delaware, the Series A Preferred Stock shall not be convertible into Common Stock to the extent that such conversion would result in the issuance of more than the number of authorized shares of Common Stock. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Company by overnight delivery service (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued. If the Conversion Price is adjusted pursuant to Section 7 or as otherwise provided in this Statement of Designations, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall determined by multiplying the Conversion Ratio in effect by a fraction, the numerator of which is the Conversion Price in effect before the adjustment and the denominator of which is the new Conversion Price. Thereafter, subject to any further adjustments in the Conversion Price, each share of Series A Preferred Stock shall be initially convertible into Common Stock based on the new Conversion Ratio.

(b) Automatic Conversion Upon Change of Control. Subject to Section 5, all of the outstanding shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company (an “Automatic Conversion Event”). A “Change in Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section 6(b), the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holders of record of all of the Series A Preferred Stock at their addresses then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

(c) Beneficial Ownership Limitation. Except as provided in Section 6(b) of this Statement of Designations, which shall apply as stated therein if an Automatic Conversion Event shall occur, the right of the Holder to convert the Series A Preferred Stock shall be subject to the 4.9% Limitation, with the result that Company shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For the purposes of this Agreement beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13d-3 thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent quarterly reports (Form 10-Q or Form 10-QSB), Annual Reports (Form 10-K or Form 10-KSB), or definitive proxy statement or information statement as filed with the Commission under the Exchange Act, (B) a more recent public announcement by the Company, or (C) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company. The 4.9% Limitation may be not be waived or amended.

(d) Mechanics of Conversion

(i) Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

(ii) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Company to issue shares of Common Stock as a result of the limitation set forth in Section 6(c) hereof) unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) within two Trading Days of the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after three (3) Trading Days and increasing to $200 per Trading Day six (6) Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(iv) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement provided that the holder or its broker delivers confirmation to the Company or its transfer agent to the effect that the Conversion Shares have been sold pursuant to such registration statement.

(v) Fractional Shares. Upon a conversion of the Series A Preferred Stock, the Company shall not be required to issue stock certificates representing fractional shares of Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after a Holder converts all of his or her Series A Preferred Stock shall be dropped and eliminated.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(vii) Absolute Obligation. Except as expressly provided herein, no provision of this Statement of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

Section 7.  Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time subsequent to the Closing Date as long as the Series A Preferred Stock is outstanding: (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Price Adjustment. From and after the Closing Date and until such time as the Investors hold no Securities, except for (i) Exempt Issuances, (ii) issuances covered by Sections 7(a) and 7(c) hereof or (iii) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7, as to all of which this Section 7(b) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues warrants, options, convertible debt or equity securities with a exercise price per share or conversion price which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Conversion Price in effect from and after the date of such transaction shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants.

(c) Pro Rata Distributions. If the Company, at any time from and after the Closing Date and as long as the Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(e) Notice to Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement), or the lowest possible adjustment price in the case of an MFN Transaction (as defined in the Purchase Agreement).

(ii) Notices of Other Events. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(f) Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

(g) Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Statement of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f)(iv) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing or any other provisions of this Statement of Designations, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series A Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall have only the rights set forth in such agreement.

Section 8.  Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its most recent filing with the Commission. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Statement of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(e) Amendment. This Statement of Designations may be amended with the approval of the Company’s board of directors and the consent of the holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, except that the 4.9% Limitation may not be waived.

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of China Wind Systems, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.
Conversion calculations:

Date to Effect Conversion: ________________________________________
Number of shares of Common Stock owned prior to Conversion: _______________
Number of shares of Series A Preferred Stock to be Converted: ________________
Value of shares of Series A Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Certificate Number of Series A Preferred Stock attached hereto:_________________
Number of Shares of Series A Preferred Stock represented by attached certificate:_________

Number of shares of Series A Preferred Stock subsequent to Conversion: ________________

[HOLDER]

By:
Name:
Title: